Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com

Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG Preannounces Global Catastrophe Losses

NEW YORK, October 18, 2018 - American International Group, Inc. (NYSE:AIG) today announced it expects to report third quarter 2018 pre-tax catastrophe losses, net of reinsurance, of approximately $1.5 to $1.7 billion. These losses are largely associated with multiple events in Japan, including Typhoons Jebi and Trami, as well as Hurricane Florence and revisions to our loss estimates on the California mudslides. As a result, AIG expects pre-tax catastrophe losses, net of reinsurance, resulting from multiple events in Japan and Asia to be approximately $900 million to $1 billion and pre-tax catastrophe losses, net of reinsurance, resulting from events in North America to be approximately $600 to $700 million, respectively. In addition, initial pre-tax loss estimates for Hurricane Michael, net of reinsurance, are approximately $300 to $500 million, which will be included in fourth quarter 2018 operating results. Catastrophe loss estimates include expected losses for Validus Holdings, Ltd. and its affiliates. AIG estimates that it has exhausted approximately $700 million of the $750 million retention under its North America aggregate catastrophe reinsurance program following the California mudslides, Hurricane Florence and assuming the high end of the loss estimate range for Hurricane Michael. For further details on the North American catastrophe reinsurance program, see Item 7. MD&A — Enterprise Risk Management — Insurance Risks in AIG’s Annual Report on Form 10-K for the year ended December 31, 2017.

Brian Duperreault, President and Chief Executive Officer said, “Our thoughts are with those who have been affected by the recent extreme events. Across AIG we are committed to supporting our customers, wherever they are around the world, by acting quickly to help them recover and rebuild. We are pleased that our efforts to restructure our North American reinsurance portfolio are yielding the desired result to mitigate our exposure to catastrophe losses. We continue to look for ways to further evolve our global protection measures while remaining diligently focused on executing against our plan to position AIG for long-term sustainable, profitable growth.”

These preliminary estimates involve the exercise of considerable judgment. Due to the complexity of factors contributing to the losses, there can be no assurance that AIG’s ultimate losses associated with these events will not differ from these estimates, perhaps materially.

AIG will host a conference call on Thursday, November 1, 2018, at 8:00 a.m. ET to review its third-quarter financial results. The call is open to the public and can be accessed via a live, listen-only webcast available in the Investor Relations section of https://www.aig.com. A replay will be available after the call at the same location.

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FOR IMMEDIATE RELEASE

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results contemplated by these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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